Exhibit 10.2

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of May 15, 2025 (the “Effective Date”) by and between Journey Medical Corporation (the “Company”) and Joseph Benesch (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

WHEREAS, Executive currently serves as Chief Financial Officer for the Company;

WHEREAS, the Company desires to continue to employ Executive and Executive desires to accept such continued employment, on the terms and conditions set forth in this Agreement;

WHEREAS, in his position, Executive has and will have access to confidential information concerning the Company’s business, its customers and employees; and

WHEREAS, the Company wishes to protect itself from unauthorized use of this information and to protect its investment in its employees, customer relationships and confidential information.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.	Employment.

1.1Term. This Agreement will take effect on the Effective Date and will continue in effect until it is terminated pursuant to Section 4 herein.

1.2Title. Executive will be employed by the Company in the position of Chief Financial Officer (the “CFO”). Executive will report to the President and Chief Executive Officer (the “CEO”).

1.3Duties. Executive will do and perform all services, acts or things necessary or advisable to conduct the business of the Company and that are normally associated with the position of CFO. Executive’s duties will also include such other duties as the CEO may direct from time to time. Executive will devote his full business time, attention, knowledge and skills to the affairs of the Company and to his duties hereunder and will perform such duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business.

1.4Location. Unless the Parties otherwise agree in writing, Executive will work at the Company’s headquarters in Scottsdale, Arizona. Notwithstanding the foregoing, Executive understands and agrees that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.	Restrictive Covenants.

2.1Agreement Protecting Confidential and Proprietary Information. In connection with the Company’s employment of Executive, Executive entered into the Company’s Proprietary Information and Inventions Agreement (“PIIA”). Executive understands, acknowledges and agrees that the PIIA remains in effect and is not amended or superseded by this Agreement. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive will have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the provisions and restrictions set forth in the PIIA are reasonable and necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement.

2.2Non-Competition and Non-Solicitation.

2.2.1Purpose. Executive understands and agrees that the purpose of this Section 2.2 is to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and will not unreasonably impair Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

2.2.2Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)“Business” means the business(es) in which the Company is or was engaged at the time of, or during the 12-month period prior to, the termination of Executive’s employment with the Company for any reason.

(ii)“Customer” means any person or entity who is or was a customer or client of the Company at the time of, or during the 12-month period prior to, the termination of Executive’s employment with the Company for any reason.

(iii)“Company Employee” means any person who is or was an employee of the Company at the time of, or during the 12-month period prior to, the termination of Executive’s employment with the Company for any reason.

(iv)“Restricted Period” means the period commencing on the date of termination of Executive’s employment with the Company for any reason and ending 12 months after such date; provided, however, that the period will be tolled and will not run during any time Executive is in violation of this Section 2.2, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Executive is in violation of this Section 2.2.

(v)“Territory” means the United States of America, it being understood that the Company’s business is nationwide in scope and a nationwide restriction is reasonable and necessary to protect the Company’s interests.

2.2.3Non-Participation with the Company’s Competitors. During his employment with the Company, Executive will not, on his own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during his employment with the Company, Executive will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market will not constitute a breach of this Section 2.2.3.

2.2.4Non-Competition. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, (i) engage in the Business in the Territory (other than on behalf of the Company), or (ii) hold a position based in or with responsibility for all or part of the Territory, with any person or entity engaging in the Business, whether as an employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the 12-month period immediately preceding the termination of Executive’s employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business. Notwithstanding anything to the contrary in this Agreement, nothing set forth herein restricts the right of Executive to engage in the practice of law after his employment with the Company ends to the extent such restriction would violate Rule 5.6 of the District of Columbia Rules of Professional Conduct or any other applicable ethics rules.

2.2.5Non-Solicitation. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party (except on behalf of the Company):

(i)

Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are competitive with those offered by the Company;

(ii)	Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are competitive with those offered by the Company;

(iii)	Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company;
(iv)	Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment with the Company; or
(v)

Otherwise interfere with or engage in any conduct that would have the effect of interfering with the business relationship between the Company and any of its vendors, suppliers, consultants, or contractors.

2.2.6Reasonableness of Restrictions. Executive acknowledges and agrees that (i) his services to the Company under this Agreement are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s confidential information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of his employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living.

2.2.7Judicial Modification. Should any part or provision of this Section 2.2 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 2.2 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

2.2.8Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Section 2.2 and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under this Section 2.2, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, in order to prevent or to restrain any such breach. Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies. The Company will be entitled to recover its costs incurred in connection with enforcing this Section 2.2, including reasonable attorneys’ fees and expenses.

3.	Compensation of Executive.

3.1Base Salary. The Company will pay Executive a base salary at the annualized rate of $318,270 (the “Base Salary”), to be paid in equal installments in accordance with the Company’s normal payroll practices. The Base Salary will be prorated for any partial year of employment on the basis of a 365-day fiscal year and may be increased in the discretion of the Company. The Base Salary may only be decreased in connection with a Company-wide decrease in compensation to similarly-situated executive employees of the Company; provided, however, that Executive will not be subject to any greater percentage reduction than any other similarly-situated Company executive.

3.2Annual Bonus Compensation. Executive will be eligible to receive an annual bonus targeted at 40% of his Base Salary (the “Target Bonus”) based upon the Company’s performance and his individual performance on behalf of the Company during the preceding calendar year. Whether to award a bonus for any calendar year, and if so, in what amount, will be determined by the Company in its discretion. Except as specified in Section 4.5.3, Executive must remain employed by the Company through the bonus payment date in order to earn or receive any discretionary annual bonus and no pro rata bonus will be earned or payable for partial years of employment.

3.3Equity Participation. Executive has previously been granted one or more equity awards pursuant to the Company’s 2015 Stock Plan, as amended from time to time, and related equity grant agreement(s) and may be entitled to additional grants subject to approval of the Company’s Board of Directors. This Agreement does not amend or supersede any prior equity grant agreement between Executive and the Company. Executive will be eligible to receive additional equity awards, as determined by the Company’s Board of Directors in its discretion, based upon the Company’s performance, his individual performance on behalf of the Company, and such other factors as the Board may determine.

3.4Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, subject to the Company’s reimbursement policies in effect from time to time.

3.5Benefits. Executive will be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to similarly situated senior executive employees of the Company from time to time, subject to Company policy and the terms and conditions of any applicable benefit plans. Nothing in this Agreement will be deemed to alter the Company’s rights to modify or terminate any such plans or programs in its sole discretion.

3.6Holidays and Vacation. Executive will be eligible to accrue up to four weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy. All available time off must be used in accord with the Company’s policies and procedures. To the extent Executive would be entitled to a greater number of vacation days under any other Company policy, such other policy will govern.

3.7Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to any applicable law or other amount properly requested by Executive.

4.	Termination.

4.1Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1Termination by the Company for Cause. The Company may terminate Executive’s employment for “Cause” (as defined below) by delivery of written notice to Executive in accordance with the definition and procedures set forth in Section 4.6.2 below. Any notice of termination given pursuant to this Section 4.1.1 will effect termination as of the date of the notice or as of such other date as specified in the notice, subject to Section 4.6.2.

4.1.2Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause at any time and for any reason or for no reason. Such termination will be effective on the date Executive is so informed or as otherwise specified by the Company.

4.2Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason or for no reason, including via a resignation for Good Reason in accordance with the Good Reason Process set forth in Section 4.6.4 below.

4.3Termination for Death or Complete Disability. Executive’s employment with the Company will terminate effective upon the date of Executive’s death or upon notice by the Company as a result of Executive’s Complete Disability (as defined below); provided, however, nothing herein will give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law.

4.4Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment will have the consequences specified in such agreement.

4.5Compensation Upon Termination.

4.5.1Generally. When Executive’s employment is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, including, but not limited to, as applicable, any Base Salary earned by Executive through the date of termination, expenses subject to reimbursement pursuant to Company policy incurred by Executive through the date of termination, and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination.

4.5.2Termination Without Cause or Resignation For Good Reason. If the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive executing and not revoking a release of claims in a form acceptable to the Company (the “Release”) within the time periods specified therein, the Company will provide Executive with the following separation benefits (together, the “Separation Benefits”): (i) the Company will pay Executive severance in an amount equal to twelve (12) months of Executive’s Base Salary (at the rate in effect as of the termination); and (ii) if Executive timely elects continued health insurance coverage under COBRA, the Company will pay the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents for a period of twelve (12) months or, if earlier, when Executive becomes eligible for group health insurance coverage under another employer’s plan, provided, however, that the Company will have the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The severance payments under clause (i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all installments that would have been paid if the payments had commenced immediately following the date of termination. Notwithstanding the foregoing, if Executive is entitled to receive the Separation Benefits but violates any provisions of Section 2 hereof or the PIIA, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits, in addition to any other remedies that may be available to the Company in law or at equity.

4.5.3Termination in Change in Control Event. If, during the Term, the Executive’s employment is terminated three (3) months prior to, upon or following the occurrence of a Change in Control (as defined below) (X) by the Company (or its successor) without Cause or other than as a result of the Executive’s death or Disability, or (Y) by the Executive for Good Reason, then, provided that within forty-five (45) days after the date of termination, the Executive shall have executed a Release, the Company (or its successor, as applicable) shall (i) pay to the Executive a lump sum severance payment equal to one (1) times the sum of his Base Salary and Target Bonus; (ii) continue to provide to the Executive group health benefits for a period of twelve (12) months following the Executive’s date of termination; (iii) pay the prorated Target Bonus; (iv) pay any accrued but unpaid Target Bonus earned by the Executive prior to the date of his termination; (v) pay any expense reimbursement amounts owed the Executive; (vi) any shares restricted stock awards outstanding on the date of his termination shall become fully-vested and non-forfeitable as of the date of his termination; and (vii) any stock options outstanding on the date of his termination shall become fully-vested and, provided that such stock options are not cancelled and cashed-out in connection with the Change in Control (as defined below), shall remain exercisable by the Executive for twelve (12) months following the date of his termination (or, if earlier, the normal expiration date of such stock options). The payments specified in clauses (i), (iii), (iv) and (v) shall be paid to the Executive in a lump sum within sixty (60) days following the Executive’s date of termination.

4.5.4No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

4.6Definitions. For purposes of this Agreement, the following terms will have the following meanings:

4.6.1Complete Disability. As used herein, “Complete Disability” means the inability of Executive, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days. In the event that a question should arise as to whether a Complete Disability exists, then for purposes of making such a determination, at the Company’s request Executive agrees to make himself available and to cooperate in a reasonable examination by a licensed independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination.

4.6.2Cause. As used herein, “Cause” means: (i) Executive’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Executive’s material breach of this Agreement; (iii) Executive’s material breach of the PIIA; (iv) Executive’s breach of fiduciary duties to the Company; (v) Executive’s willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the CEO; (vi) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vii) Executive’s willful or negligent act or omission that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (viii) Executive’s material failure to comply with the Company’s workplace rules, policies, or procedures; or (ix) Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. In the event that the Company concludes that Executive has engaged in acts constituting in Cause as defined in clause (ii) or (v) above, prior to terminating this Agreement for Cause the Company will provide Executive with at least 10 days’ notice of the circumstances constituting such Cause and an opportunity to correct such circumstances, to the extent such circumstances are susceptible of being corrected.

4.6.3For purposes of this Agreement, “Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering (as defined herein): (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of fifty percent (50%) of such voting power on the Effective Date, but excluding an acquisition where the stockholders holding fifty percent (50%) of the voting power of the Company’s then outstanding securities continue to hold fifty percent (50%) or more of the voting power of an entity that holds fifty percent (50%) or more of the voting power of the Company’s then outstanding voting securities, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company). For purposes of this Agreement, “Public Offering” means a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the Securities Act of 1933 Act, as amended.

4.6.4Good Reason. Executive may resign for Good Reason by complying with the Good Reason Process. As used in this Agreement, “Good Reason Process” means that (i) Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates Executive’s employment within 30 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred with respect to the particular circumstances claimed to have constituted Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (x) a material reduction of Executive’s Base Salary, except in connection with a Company-wide decrease in executive compensation as provided in Section 3.1 of this Agreement, (y) a material diminution of Executive’s authority, duties, or responsibilities, or (z) the Company’s material breach of this Agreement.

4.7Survival of Certain Sections. Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, and 17 of this Agreement will survive the termination of this Agreement.

4.8Section 409A Compliance. The Parties intend that all provisions of this Agreement and the payments made pursuant thereto will comply with, or be exempt from, the application of Section 409A of the Internal Revenue Code of 1986 as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and all provisions of this Agreement will be construed, to the maximum extent possible, in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax pursuant to Section 409A. The parties intend that each installment of any series of payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). If the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

5.	Assignment and Binding Effect.

This Agreement will be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement will be assignable by Executive. This Agreement will be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.	Notices.

Any notice required or permitted to be given pursuant to this Agreement must be in writing and will be deemed effectively given to the other party (i) on the date it is actually delivered by personal delivery of such notice in person, (ii) one business day after its deposit in the custody of a reputable overnight courier service (such as FedEx) next business day delivery charges prepaid; or (iii) three business days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to the Company:

Journey Medical Corporation

9237 E. Via de Ventura Blvd, Suite 105

Scottsdale, AZ 85258

Attn: Chief Executive Officer

If to Executive:

Ramsey Alloush
[***]

[***]

Attn: Ramsey Alloush

7.	Choice of Law.

This Agreement will be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

8.	Integration.

This Agreement, including the PIIA and all other documents referenced herein, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

9.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

10.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement will not render any other provision of this Agreement unenforceable, invalid or illegal. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

12.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and will not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

13.	Attorneys Fees.

Except as otherwise prohibited by law, in the event a Party brings an action to enforce the terms of this Agreement, in addition to any other remedies, the prevailing party will be entitled to recovery of its reasonable attorneys’ fees and costs incurred by it arising out of such breach or the defense thereof.

14.	Representations and Warranties.

14.1Obligations to Prior Employers. Executive represents and warrants to the Company that Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required of Executive hereunder. Executive further represents and warrants to the Company that he has not violated any confidentiality agreement or other similar obligation that he has to any former employer and that he has not disclosed any confidential or trade secret information belonging to any former employer to the Company or its agents. Executive agrees that he will not use confidential information and/or trade secrets belonging to any former employer in his employment with the Company or otherwise as a resource for building the business of the Company and will structure his and the Company’s work environment and practices in such a way to ensure that any such information will not be used or disclosed during the course of his relationship with the Company.

14.2Litigation Support. Both during and after Executive’s employment with the Company, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, a “Proceeding”), other than a Proceeding initiated by or against Executive, Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be necessary in connection therewith. Any such cooperation will be done at times mutually convenient for Executive and the Company, and the Company will undertake reasonable efforts to minimize the interference such cooperation may cause to any duties or obligations that Executive may have to a third party, including any future employer. The Company will reimburse Executive for Executive’s reasonable out-of-pocket expenses related to such cooperation.

14.3Future Employment. In the event of Executive’s separation from the Company, regardless of the reason or cause of that separation, Executive agrees that for a period of 12 months from the date his employment terminates, he will provide the Company with no fewer than three business days’ notice of his intent to accept employment with or for an organization other than Company for the express purpose of allowing the Company to determine if such proposed employment interferes with any of Executive’s surviving obligations under this Agreement. The notice of intent to accept employment will identify the new employer, list Executive’s anticipated title and describe his anticipated duties.

15.	Counterparts.

This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together will contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement will have the same effect as physical delivery of the paper document bearing original signature.

16.	Jurisdiction; Venue.

The Parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by the Company will be brought exclusively in any state or federal court in New York, New York. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

17.	Advertising Waiver.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[Signature Page Immediately Follows]

In Witness Whereof, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal.

Journey Medical Corporation

/s/ Claude Maraoui	May 15, 2025
Claude Maraoui	Date
President & CEO

Executive:

/s/ Joseph Benesch	May 15, 2025
Joseph Benesch	Date